Exhibit 10.39
FIFTH AMENDMENT

THIS FIFTH AMENDMENT (the "Amendment") is made and entered into as of
 January 12, 2022, by and between IRVINE EASTGATE OFFICE I LLC, a Delaware limited liability company, hereafter called "Landlord," and BIONANO GENOMICS, INC., a Delaware corporation, hereafter called "Tenant."

RECITALS

A.    Landlord (as successor in interest to The Irvine Company LLC) and Tenant are parties to that certain lease dated January 16, 2012, which lease has been previously amended by a First Amendment to Lease dated September 10, 2013, a Second Amendment dated July 1, 2015, a Third Amendment dated December 19, 2019 (“Third Amendment”) and a Fourth Amendment dated February 15, 2021 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 35,823 rentable square feet (the "Original Premises") described as Suites 100 and 155 on the 1st floor of the building located at 9540 Towne Centre Drive, San Diego, California (the “9540 Building”) and Suite 100 on the first floor of the building located at 9640 Towne Centre Drive, San Diego, California (the “9640 Building”).

B.    Tenant has requested that additional space containing approximately 5,278 rentable square feet (the "Suite 150 Expansion Space") on the first floor of the 9540 Building as shown on Exhibit A (attached hereto) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.Suite 150 Expansion and Effective Date.

A.    The Term for the Suite 150 Expansion Space shall commence on January 17, 2022 ("Suite 150 Expansion Effective Date"). Effective as of the Suite 150 Expansion Effective Date, the Premises, as defined in the Lease, shall be increased from 35,823 rentable square feet consisting of 19,216 rentable square feet in Suites 100 and 155 of the 9540 Building and 16,607 rentable square feet in Suite 100 of the 9640 Building to 41,101 rentable square feet by the addition of the Suite 150 Expansion Space.

B.    Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 150 Expansion Space to Tenant on or before the Suite 150 Expansion Effective Date set forth in Section I.A above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for the Suite 150 Expansion Space and the Suite 150 Expansion Effective Date shall not occur until Landlord delivers possession of the Suite 150 Expansion Space and the Suite 150 Expansion Space is in fact ready for occupancy as defined below, except that if Landlord’s failure to so deliver possession is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Amendment), then the Suite 150 Expansion Space shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to deliver the Suite 150 Expansion Space to Tenant but for Tenant’s delay(s). Subject to the foregoing, the Suite 150 Expansion Space shall be deemed ready for occupancy if and when Landlord, to the extent applicable, (a) has put into operation all building services essential for the use of the Suite 150 Expansion Space by Tenant, (b) has provided reasonable access to the Suite 150 Expansion Space for Tenant so that it may be used without unnecessary interference, and (c) Landlord and Tenant agree that Landlord shall use commercially reasonable efforts to complete all work required to be done by Landlord in this Amendment by the Suite 150 Expansion Effective Date.

II.Basic Rent. In addition to Tenant’s obligation to pay Basic Rent for the Original Premises, Tenant shall pay Landlord Basic Rent for the Suite 150 Expansion Space as follows:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1 to 12	$3.00	$15,834.00
13 to 24	$3.14	$16,572.92
25 to 36	$3.28	$17,311.84
37 to 48	$3.43	$18,103.54

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under the Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $47,502.00 (i.e. $15,834.00 per month) (the “Abated Basic Rent”) for the first 3 full calendar months following the Suite 150 Expansion Effective Date (the “Abatement Period”). In the event Tenant Defaults at any time during the Term, all Abated Basic Rent shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges
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specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease. All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.    Project Costs and Property Taxes. For the period commencing on the Suite 150 Expansion Effective Date and ending on the Expiration Date, Tenant shall be obligated to pay Tenant’s Share of Project Costs and Property Taxes accruing in connection with the Suite 150 Expansion Space in accordance with the terms of the Lease.

IV.    Additional Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $19,914.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. Accordingly, the Security Deposit is increased from $88,236.00 to $108,150.00.

V.    Improvements to Suite 150 Expansion Space.

A.    Condition of Suite 150 Expansion Space. Tenant has inspected the Suite 150 Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.    Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Suite 150 Expansion Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

VI.    Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” effective as of the Suite 150 Expansion Effective Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, an additional 21 unreserved parking passes free of charge through the Expiration Date. Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time. Tenant shall have the right to designate 6 reserved parking spaces adjacent to the 9540 Building entry as reserved for Tenant and Tenant’s visitors utilizing signage approved by Landlord.

VII.    SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VIII.    Deleted Provisions. Section VII.C of the Third Amendment entitled “Right of First Refusal” is hereby deleted in its entirety and of no further force or effect.

IX.    GENERAL.

A.    Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.    Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.    Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.    Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.    Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.    California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp
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inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

G.    Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

H.    Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Hughes Marino, Inc. / San Diego, (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

I.    Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

J.     Nondisclosure of Terms. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

IRVINE EASTGATE OFFICE I LLC,
a Delaware limited liability company

By: /s/ Steven M. Case

Steven M. Case
Executive Vice President, Leasing & Marketing
Office Properties

By: /s/ Christopher Gash

Christopher Gash
Vice President, Operations
Office Properties

TENANT: BIONANO GENOMICS, INC., a Delaware corporation By: /s/ Erik Holmlin Erik Holmlin CEO By: /s/ Mark Oldakowski Mark Oldakowski COO

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EXHIBIT A

OUTLINE AND LOCATION OF SUITE 150 EXPANSION SPACE

9540 Towne Centre Drive
Suite 150

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EXHIBIT B

WORK LETTER

DOLLAR ALLOWANCE
[SECOND GENERATION SPACE]

As used in this Work Letter, the “Premises” shall be deemed to refer to the Suite 150 Expansion Space, as defined in the attached Amendment.

The Tenant Improvement work (herein “Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to plans and specifications approved by both Landlord and Tenant. All of the Tenant Improvement work shall be performed by a contractor engaged by Landlord. Landlord may require that one or more designated subtrades be union contractors. The work shall be undertaken in accordance with the procedures and requirements set forth below. Landlord will endeavor to diligently perform the construction of the Tenant Improvements.

I.    ARCHITECTURAL AND CONSTRUCTION PROCEDURES

A.    Tenant has approved, or shall approve within the time period set forth below, a detailed space plan for the Premises, prepared by the architect engaged by Landlord for the work described herein (“Landlord’s Architect”), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”), and (ii) an estimate, prepared by the contractor engaged by Landlord for the work herein (“Landlord’s Contractor”), of the cost for which Landlord will complete or cause to be completed the Tenant Improvements (“Preliminary Cost Estimate”). To the extent applicable, the Preliminary Plan shall include Landlord’s building standard tenant improvements, materials and specifications for the Project. Tenant shall approve or disapprove the Preliminary Plan by signing and delivering same to Landlord within 3 business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan to incorporate Tenant’s suggested revisions in a mutually satisfactory manner; provided that in no event shall Tenant have the right to request changes or additions to the Preliminary Plan for the purpose of utilizing any unused portion of the Landlord Contribution (as defined below). Notwithstanding the foregoing, however, Tenant shall approve in all respects a Preliminary Plan not later than March 21, 2022 (“Plan Approval Date”), it being understood that Tenant’s failure to do so shall constitute a “Tenant Delay” for purposes of this Amendment.

B.    On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord’s Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, “Programming Information”). Tenant’s failure to provide the Programming Information by the Plan Approval Date shall constitute a Tenant Delay for purposes of this Amendment. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

C.    Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord’s Architect and engineers shall prepare and deliver to the parties working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s Contractor shall prepare a final construction cost estimate (“Final Cost Estimate”) for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have 3 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate; provided that in no event shall Tenant have the right to request changes or additions to the Working Drawings and Specifications for the purpose of utilizing any unused portion of the Landlord Contribution. In no event shall Tenant disapprove the Final Cost Estimate if it does not exceed the approved Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord’s Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within 3 business days of receipt without further revision. Tenant’s failure to comply in a timely manner with any of the requirements of this paragraph shall constitute a Tenant Delay.

D.    It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord. Landlord shall identify any disapproved items within 3 business days (or 2 business days in the case of Changes) after receipt of the applicable document. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the “Landlord Contribution” as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

E.    In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any
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increase in the Completion Cost and/or any Tenant Delay such Change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt from Landlord. Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any resulting increase in the Completion Cost regardless of any unutilized portion of the Landlord Contribution. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order.

F.    Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within 3 business days, fails to approve in writing the Preliminary Plan by the Plan Approval Date, fails to provide all of the Programming Information requested by Landlord by the Plan Approval Date, fails to approve in writing the Working Drawings and Specifications within the time provided herein, requests any Changes, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Amendment as “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses.

G.    Landlord shall permit Tenant and its agents to enter the Premises prior to the Suite 150 Expansion Effective Date in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord’s prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative. The foregoing license to enter the Premises prior to the Suite 150 Expansion Effective Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences business activities within the Premises. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Suite 150 Suite 150 Expansion Space extend the Suite 150 Expansion Effective Date.

I.    Tenant hereby designates Dave Mas, Telephone No. (610) 764-5848, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

II.    COST OF TENANT IMPROVEMENTS

A.    Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of $142,506.00 (“Landlord Contribution”), based on $27.00 per usable square foot of the Premises, and Tenant shall be fully responsible for the remainder (“Tenant Contribution”). If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work.

B.    The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work (excluding any furniture, fixtures and equipment relating to the Premises), and (iv) keying and signage costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of 3% of all such direct costs.

C.    Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant Contribution set forth in the approved Final Cost Estimate. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras requested by Tenant and not reflected on the approved working drawings, or because of Tenant Delays, then notwithstanding any unused portion of the Landlord Contribution, Tenant shall pay to Landlord, within 10 days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease.

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